Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 800,000 shares of common stock under the Avalon Pharmaceuticals, Inc. 2005 Omnibus Long-Term Incentive Plan, of our report dated March 13, 2007, with respect to the financial statements of Avalon Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Mclean, Virginia
June 7, 2007